Exhibit 10.2

SECOND AMENDED AND RESTATED
EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (“Agreement”) is entered into as of the 10 day of February, 2016 (the “Effective Date”), between Offshore Group Investment Limited (“Company”), and Linda J. Ibrahim (“Employee” or “Executive”).

RECITALS:

WHEREAS, Vantage Drilling Company and Executive entered into an Employment Agreement dated as of February 1, 2015 (as amended and/or restated, the “Previous Agreement”), providing for Executive’s employment by the Company and setting forth the terms and conditions for such employment; and

WHEREAS, the Company and Executive agree that the Previous Agreement should be amended to replace Vantage Drilling Company as a party to the agreement with the Company and to make such other changes as the Company and Executive agree are necessary and in the Parties’ mutual best interests; and

WHEREAS, the Company and Executive desire to amend and restate the Previous Agreement to reflect the amendments reflected in this Agreement; and

WHEREAS, Executive is employed as an integral part of the Company’s management and participates in the decision-making process relative to short and long-term planning and policy for the Company; and

WHEREAS, the Company desires to obtain assurances from Executive that she will devote her best efforts to the Company and will not enter into competition with the Company, solicit its customers, or solicit employees of the Company after termination of her employment; and

WHEREAS, Executive serves as a key employee with special and unique talents and skills of peculiar benefit and importance to the Company; and

WHEREAS, Executive is desirous of committing herself to serve on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree to this Agreement as follows:

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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1.
EMPLOYMENT TERM AND DUTIES
1.1
Term of Employment. Effective as of the Effective Date, the Company hereby agrees to continue to employ Executive as its Vice President of Tax and Governmental Compliance, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring as of January 31, 2016 (the “Basic Term”) (unless sooner terminated as hereinafter set forth). The Basic Term shall be automatically extended commencing on the first (1st) anniversary date and on each subsequent anniversary date thereafter (each such date being a “Renewal Date”), so as to terminate one (1) year from such Renewal Date, unless and until at least ninety (90) days prior to a Renewal Date either party hereto gives written notice to the other that the Basic Term should not be further extended after the next Renewal Date (a “Notice of Non-Renewal”), in which event the Termination Date shall be the Renewal Date next following receipt of the Notice of Non-Renewal. For the removal of any doubt, unless the Company provides Executive with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the Basic Term or before the Renewal Date, this Agreement shall automatically renew for an additional one-year period commencing on the first (1st) day after each anniversary date. The period of time commencing on the Effective Date until the Agreement has been terminated as set forth herein shall be referred to as the “Employment Period.”
1.2
Duties as Executive of the Company. Executive shall, subject to the supervision of the Chief Financial Officer, have general management and control of the Company’s tax department in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. Executive shall devote her full time and attention to diligently attending to the business of the Company during the Employment Period. During the Employment Period, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the Chairman of the Board. However, Executive shall have the right to (i) serve on corporate, civic or charitable boards or committees, provided that the Board must approve Executive’s service on more than two (2) outside corporate boards, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) engage in such activities as may be appropriate in order to manage her personal investments so long as all such activities do not materially interfere or conflict with the performance of her duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of her duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.
1.3
Place of Performance. Executive’s place of performance shall be mutually determined by Executive and the Company. During the Employment Period, the Company shall maintain executive offices for Executive in Houston, Texas, or in the location where Executive is assigned if Executive is employed for overseas employment. During the Employment Period, the Company shall provide Executive with an office and staff consistent with the practices of the Company in effect during Executive’s Basic Term of Employment.
1.4
Fiduciary Duty. Executive acknowledges and agrees that she owes a fiduciary duty to the Company and further agrees to make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not act for her own benefit concerning the subject matter of her fiduciary relationship.
1.5
Compliance. Executive agrees that she will not take any action in violation of United States laws or other laws applicable to Executive’s employment, including, but without limited to the Foreign Corrupt Practices Act, the UK Bribery Act of 2010, and the Securities Exchange Act of 1934.
2.
COMPENSATION AND RELATED MATTERS
2.1
Base Salary. Executive shall receive a base salary (the “Base Salary”) paid by the Company at the annual rate of $220,000 (Two Hundred Twenty Thousand Dollars), payable in accordance with the Company’s general payment practices, but no less frequently than monthly, in substantially equal installments, with the opportunity for increases from time to time thereafter in accordance with the Company’s regular executive compensation practices.

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0.7
Bonus Payments. For each full fiscal year of the Company that begins and ends during the Employment Period, Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) based on the achievement by the Company and Executive of performance goals established by the Compensation Committee for each such fiscal year; provided, that the “Target Annual Bonus” shall be no less than 70% of Executive’s Base Salary. The Compensation Committee shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied.
0.8
Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in accordance with the policies and procedures established by the Compensation Committee for the Company’s senior executive officers in performing services hereunder, provided that Executive properly accounts for such expenses in accordance with the Company’s policies and procedures.
0.9
Automobiles. The Company shall provide Executive with an automobile allowance of $500 per month, consistent with the practices of the Company.
0.10
Business, Travel and Entertainment Expenses. The Company shall promptly reimburse Executive for all business, travel and entertainment expenses consistent with Executive’s titles and the practices of the Company.
0.11
Vacation. Executive shall be entitled to four (4) weeks of vacation per year. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year, subject to the Company’s then current practices.
0.12
Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and her eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time-to-time for the benefit of its senior executives, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time-to-time by the Company for the benefit of its senior executives, other than any annual cash incentive plan.
0.13
Dues. During the Employment Period, the Company shall pay or promptly reimburse Executive for annual dues for membership in professional organizations, to the extent that such dues are for the purpose of Executive maintaining continuing educational requirements and/or professional licenses directly related to the position in which Executive is employed.
0.14
Other Benefits. Executive shall be entitled to participate in or receive benefits under any compensatory employee benefit plan or other arrangement made available by the Company now or in the future (“Other Benefits”) to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 2.1 of this Agreement. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health and accident plan, or any other similar plan or arrangement) that would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to substantially all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company. The Company shall recommend that Executive receive an annual award of restricted stock and/or stock options in the Company equal to 125% of Executive’s Base Salary based on market studies of industry executives, but Executive recognizes and agrees that future years could vary significantly as market conditions and industry compensation trends change and nothing herein shall require the Company or the Board to make any grant in

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any particular amount. If there is a Change of Control (as herein defined), any Stock Awards (as herein defined) which Executive has received under this Agreement, other than the Initial Award (as defined herein), shall vest immediately. The Initial Award shall be governed by the applicable award agreement.
0.15
Perquisites. Executive shall be entitled to receive the perquisites and fringe benefits appertaining to an executive officer of the Company, in accordance with any practice established by the Compensation Committee.
0.16
Proration. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which she is so employed.
0.17
Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by completing, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.
3.
TERMINATION
0.18
Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings:
A.
“Anticipatory Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, within the six-month period immediately prior to the date on which a Change of Control occurred, which Change of Control is a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” under Treasury Regulation Section 1.409A-3(i)(5), provided that it is reasonably demonstrated by Executive that such termination of employment was either (i) at the request of a third party who has taken steps reasonably calculated to effect such Change of Control or (ii) otherwise arose in connection with or anticipation of such Change of Control.
B.
“Cause” shall mean:
0.0.0.1
Material dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries;
0.0.0.2
Willful misfeasance or nonfeasance of duty by Executive intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors, or employees;
0.0.0.3
Material violation by Executive of this Agreement;
0.0.0.4
Commission by Executive of (A) any felony, (B) any crime involving moral turpitude or (C) any crime which would reflect in some material fashion unfavorably upon the Company or any of its subsidiaries, in each case other than a minor vehicular offense; or

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IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" WEIL:\95588506\4\78787.0003" "" WEIL:\95588506\4\78787.0003

0.0.0.1
Violation of Sections 1.4 or 1.5 above.
C.
“Change of Control” shall mean, subject to Section 3.8.3 below, a change in control of the Company which results from the occurrence of any one or more of the following events:
i.
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any subsidiary, (B) any acquisition by the Company or any subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (C) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in subsection (iv) (below) are satisfied; or
0.0.0.1
A reverse merger involving the Company or the parent of the Company (as defined in Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”) or an equivalent non-corporate entity (“Parent”), in which the Company or the Parent, as the case may be, is the surviving corporation but the shares of common stock of the Company or the Parent outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Parent immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; or
0.0.0.2
Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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0.0.0.1
The effective date of a Merger, unless immediately following such Merger, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger, and (B) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or
0.0.0.2
The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (B) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or
0.0.0.3
The adoption of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this definition of Change of Control, for purposes of this Agreement other than the vesting of Stock Awards under Sections 2.9 and 3.4.2, a Change of Control shall not be deemed to occur unless such event or events would also be a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” under Treasury Regulation Section 1.409A-3(i)(5).

D.
“Disability” shall mean a disability suffered by Executive because she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
E.
“Good Reason” shall mean any of the following (without Executive’s express written consent):
i.
A reduction in Executive’s Base Salary;

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0.0.0.1
The failure of the Company to continue to provide Executive with office space, related facilities and secretarial assistance that are commensurate with Executive’s responsibilities to and position with the Company;
0.0.0.2
Following a Change of Control, (A) a material adverse alteration in the nature or status of Executive’s title, duties or responsibilities, or (B) the assignment of duties or responsibilities inconsistent with Executive’s status, title, duties and responsibilities;
0.0.0.3
A failure by the Company to continue in effect any employee benefit plan in which Executive was participating, or the taking of any action by the Company that would adversely affect Executive’s participation in, or materially reduce Executive’s benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior executive officers or key members of corporate management of the Company generally to the same extent;
0.0.0.4
For Houston, Texas based executives exclusively, (A) a relocation of the Company’s principal offices exceeding a distance of fifty (50) miles from the Company’s current executive office located in Houston, Texas, or (B) Executive’s relocation to any place other than the principal executive offices, except for reasonably required travel by Executive on the Company’s business;
0.0.0.5
The non-renewal, or delivery of any notice of non-renewal, of this Agreement by the Company;
0.0.0.6
Any material breach by the Company of this Agreement;
0.0.0.7
The failure by the Company to indemnify, pay or reimburse Executive at the time and under circumstances required by this Agreement; or
0.0.0.8
Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of all or substantially all of the Company.

Notwithstanding any other provision of this Agreement, Executive's employment under this Agreement may be terminated during the Employment Period by Executive for Good Reason, if one of the forgoing events shall occur without the written consent of Executive. Any such termination pursuant to this Section shall be made by Executive providing written notice to the Company specifying the event relied upon for such termination and given within sixty (60) days after such event. Any termination pursuant to this Section shall be effective thirty (30) days after the date Executive has given the Company such written notice setting forth the grounds for such termination with specificity. However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected by the Company within thirty (30) days of its receipt of such written notice of such matter from Executive, and in no event shall a termination by Executive

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more than ninety (90) days following the date of the event described above be a termination for Good Reason due to such event.

F.
“Termination Date” shall mean the date Executive is terminated for any reason pursuant to Section 3.9.2 of this Agreement.
0.19
Notice to Cure. Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of Executive’s acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than thirty (30) days) has been given to Executive after such notice to either cure the same or to meet with the Board, with her attorney if so desired by Executive, and following which the Board by action of not less than two-thirds of its members (excluding Executive for purposes of determining such majority) furnishes to Executive a written resolution specifying in detail its findings that Executive has been terminated for Cause as of the date set forth in the notice to Executive.
0.20
Good Faith Belief. For purposes of this Agreement, no act or failure to act by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses or subsidiaries or affiliates, or such failure to act is due to Executive’s good faith belief that such action would be materially harmful to the Company or one of its businesses. Executive’s actions resulting in a violation of law, including but not limited to laws specified in Section 1.5, shall not constitute a good faith belief for purposes of this Section or this Agreement. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than two-thirds of the Board (excluding Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty (30) days’) notice to Executive and an opportunity for Executive, together with her counsel, to be heard before the Board, finding that in the good faith opinion of the Board that “Cause” exists, and specifying the particulars thereof in detail. This Section shall not prevent Executive from challenging in an arbitration proceeding the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.
0.21
Termination Without Cause or Termination For Good Reason: Benefits.

If Executive’s employment is terminated either by the Company without Cause, but not because of Executive’s Disability or death, or by Executive for Good Reason, if Executive executes and delivers to the Company a Release Agreement in accordance with Section 3.9.4, Executive shall receive the payments and benefits described in this Section 3.4 unless Executive is entitled to benefits under Section 3.8 below.

0.0.1.
Base Salary and Annual Bonus. The Company shall pay Executive an amount equal to the sum of Executive’s annual Base Salary and Target Annual Bonus, which shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices commencing on the sixtieth (60th) day following the Termination Date through the first (1st) anniversary of the Termination Date, provided that the first such payment shall include any amounts that would have otherwise been paid during the period from the Termination Date through the sixtieth (60th) day following the Termination Date.
0.0.2.
Stock Awards. If there is a Change of Control, termination without Cause or termination for Good Reason, any equity-based awards under any long-term incentive plans or programs as Company may adopt from time to time (“Stock Awards”)

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IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" WEIL:\95588506\4\78787.0003" "" WEIL:\95588506\4\78787.0003

which Executive has received shall vest immediately, provided, however, that the foregoing shall not apply to the initial Stock Awards granted to Executive pursuant to the Offshore Group Investment Limited 2016 Management Incentive Plan (the “MIP”) in connection with and at the time of the Company’s emergence from its 2015 chapter 11 bankruptcy and any Petrobras Litigation Award granted under the MIP (collectively, the “Initial Award”) which shall be governed in accordance with the applicable award agreement. For the avoidance of doubt, Stock Awards (other than the Initial Award) that are performance-based shall vest according to the Stock Award’s “target level,” provided that such performance-based Stock Awards may vest at a higher level upon a Change of Control, subject to the further determination of the Compensation Committee.
0.0.3.
Expenses. All accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date.
0.0.4.
Mitigation. Executive shall be free to accept other employment during such period, and there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 3, and there shall be no offset in any compensation received from such other employment against the Base Salary set forth above.
0.22
Termination In Event of Death: Benefits. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate, except as provided herein, without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued compensation which shall be paid as otherwise provided in this Agreement, unreimbursed expenses which shall be reimbursed in accordance with the Company’s reimbursement policy, the timely payment or provision of Other Benefits through the date of death, one (1) year’s Base Salary, and such cash bonus or Stock Award, other than the Initial Award, as Executive would otherwise have been awarded in that calendar year if Executive’s death had not occurred. Such Base Salary shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within ninety (90) days after the date of death. Such cash bonus, if any, shall be paid to Executive’s estate or beneficiary, as applicable, at such time that such cash bonus would have been paid if Executive had remained employed. Such Stock Award, if any, shall be granted to Executive’s estate or beneficiary, as applicable, as of Executive’s date of death. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under such plans, programs, practices, and policies relating to death benefits, if any, as in effect with respect to other executives and their beneficiaries at any time during the one hundred twenty (120) day period immediately preceding the date of death. Additionally, all Stock Awards, other than the Initial Award (which shall be governed by the applicable award agreement), shall be vested immediately and shall be exercisable for the lesser of one year after the date of such vesting or the remaining term of such option.

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0.23
Termination In Event of Disability: Benefits. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate, except as provided herein, without further obligation to Executive under this Agreement, other than for payment of all accrued compensation which shall be paid as otherwise provided in this Agreement, unreimbursed expenses which shall be reimbursed in accordance with the Company’s reimbursement policy, the timely payment or provision of Other Benefits through the Termination Date, one (1) year’s Base Salary, and such cash bonus or Stock Award, other than the Initial Award, as Executive would otherwise have been awarded in that calendar year if Executive’s termination had not occurred. Such Base Salary shall be paid to Executive in a lump sum in cash within ninety (90) days after the Termination Date. Such cash bonus, if any, shall be paid to Executive at such time that such cash bonus would have been paid if Executive had remained employed. Such Stock Award, if any, shall be granted as of Executive’s Termination Date. In addition, all outstanding Stock Awards, other than the Initial Award (which shall be governed by the applicable award agreement), shall vest immediately upon such termination due to Disability and shall be exercisable from the Termination Date for the remainder of their term.
0.24
Voluntary Termination by Executive and Termination for Cause: Benefits. Executive may terminate her employment with the Company without Good Reason by giving written notice of her intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date and also vesting awards that would have vested but for this acceleration of the proposed Termination Date and also vesting awards that would have vested but for this acceleration of the proposed Termination Date. Upon such a termination by Executive, except as provided in Section 5, or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued compensation, unreimbursed expenses and the Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date. In addition, all unvested stock options shall terminate and all vested options will terminate one hundred twenty (120) days after the Termination Date or, if sooner, upon the expiration of the remaining term of such option.
0.25
Change of Control: Benefits.
0.0.5.
If (a) Executive’s employment is terminated either (i) by the Company without Cause, but not because of Executive’s Disability or death, or (ii) by Executive for Good Reason, (b) Executive’s Termination Date is during the period beginning six (6) months immediately preceding a Change of Control and ending twenty-four months after the date of the Change of Control, provided that if Executive’s Termination Date is prior to the date of a Change of Control such termination is an Anticipatory Termination and (c) Executive executes and delivers to the Company a Release Agreement in accordance with Section 3.9.4, Executive shall receive the following payments and benefits in lieu of any payments or benefits under Section 3.4.1 herein:

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IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" WEIL:\95588506\4\78787.0003" "" WEIL:\95588506\4\78787.0003

0.0.0.1
Base Salary and Annual Bonus. The Company shall pay Executive an amount equal to the sum of Executive’s Base Salary plus Executive’s Average Bonus Amount, multiplied by two (2). For purposes of this Section 3.8.1, “Average Annual Bonus” means the amount equal to the annual average of the annual bonuses earned in respect of a fiscal year of the Company that was paid or payable to Executive by the Company and any affiliate for each of the three fiscal years of the Company that immediately precede the fiscal year in which the Change of Control occurs, but not less than the greater of (A) Executive’s highest annual target bonus during any of such three preceding fiscal years or (B) Executive’s targeted bonus for the fiscal year in which the Change of Control occurs. Such amounts shall be paid on the sixtieth (60th) day following the Termination Date, provided, however, that if Executive’s termination of employment is an Anticipatory Termination, such amount shall be paid on the sixtieth (60th) day immediately following the Change of Control and shall be reduced by any payment previously made under Section 3.4.1.
0.0.0.2
Accelerated Vesting of Stock Awards. Notwithstanding any provision of this Agreement to the contrary, in (A) the award agreement for the Stock Award or (B) the plan under which the Stock Award was granted, with respect to Executive, each outstanding Stock Award held by Executive immediately before the Termination Date and not yet exercised or forfeited (as the case may be) will automatically accelerate and become fully vested, exercisable, and nonforfeitable as of the Termination Date, or in the event of an Anticipatory Termination as of the date of the occurrence of the Change of Control (in each case, to the extent the Stock Award was not already fully vested and exercisable at such time), to the same extent as though all requisite time had passed to fully vest the Stock Award or cause it to become exercisable or nonforfeitable. This Section 3.8.1(ii) shall not apply to the Initial Award, which shall be governed by the terms of the applicable award agreement.
0.0.0.3
Outplacement Assistance. The Company shall provide Executive with outplacement services, for a twelve (12) month period commencing on the Termination Date, or in the event of an Anticipatory Termination the date of the occurrence of the Change of Control, in an aggregate amount not to exceed $20,000. The Company shall establish reasonable procedures for the designation, review and approval of outplacement services, as well as for the payment or reimbursement of the charges for such services. All requests for payment or reimbursement of outplacement services must be submitted to the Company within eighteen (18) months following the Termination Date, or in the event of an Anticipatory Termination the date of the occurrence of the Change of Control, and, upon receipt and approval, will be paid or reimbursed by the Company within thirty (30) days thereafter, subject to Section 10 hereof.

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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0.0.6.
Notwithstanding anything to the contrary in the Change of Control Policy of Vantage Drilling Company, effective as of November 29, 2010 (the “Vantage Change of Control Policy”) or the Change of Control Policy of the Company (the “Company Change of Control Policy”), Executive shall not be entitled to receive any payments or benefits under the Vantage Change of Control Policy, the Company Change of Control Policy or any successor change of control policy or agreement of the Company or any of its affiliates.
0.0.7.
Notwithstanding anything herein to the contrary, for purposes of this Agreement, the Change of Control Policy and any other plan, agreement or policy of the Company or any of its affiliates that is applicable to Executive, a Change of Control shall not include any change in corporate structure, any change in the identity of the Company’s ultimate shareholders, or any other effect resulting from a restructuring, bankruptcy case, or similar insolvency proceeding of the Company, Vantage Drilling Company or any of its or their current or former affiliates.
0.0.8.
The payments and benefits provided in this Agreement are the sole payments and benefits to be provided to Executive in the event of Executive’s termination of employment, including under any change of control severance plan or policy sponsored or maintained by the Company or any affiliate or any predecessor or successor of the Company, including the Vantage Change of Control Policy and the Company Change of Control Policy.
0.26
Termination Procedure.
0.0.9.
Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than pursuant to Section 3.5) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under that provision.
0.0.10.
Termination Date. “Termination Date” shall mean (i) if Executive’s employment is terminated by her death, the date of her death, (ii) if Executive’s employment is terminated pursuant to Section 3.6, thirty (30) days after the date of receipt of the Notice of Termination (provided that Executive does not return to the substantial performance of her duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated voluntarily without Good Reason, the date determined in accordance with Section 3.7, and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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0.0.11.
Mitigation. Executive shall not be required to mitigate damages with respect to the termination of her employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.
0.0.12.
Release Agreement. Notwithstanding any provision of this Agreement to the contrary, in order to receive the benefits upon termination payable under this Section 3 (the “Termination Benefits”), Executive must first execute a release agreement (the “Release Agreement”) on a form provided by the Company within five (5) days of the Termination Date whereby Executive agrees to release and waive, in return for such benefits, any claims that Executive may have against the Company including, without limitation, for unlawful discrimination (e.g., Title VII of the U.S. Civil Rights Act); provided, however, the Release Agreement shall not release any claim by or on behalf of Executive for any payment or benefit that is provided under this Agreement or any employee benefit plan prior to the receipt thereof. Executive must return the executed Release Agreement and any applicable revocation period must lapse within sixty (60) days of the Termination Date. The Company shall also execute the Release Agreement; provided, however, that the Company may, in its sole discretion, waive the requirement that the Release Agreement be executed by Executive and the Company as a condition to Executive’s receipt of the Termination Benefits. Notwithstanding any provision herein to the contrary, unless the Company has waived the requirement for Executive and the Company to execute the Release Agreement (as provided in the preceding sentence), no Termination Benefits shall be payable or provided by the Company unless and until the Release Agreement has been executed by Executive, has not been revoked, and is no longer subject to revocation by Executive. The Termination Benefits shall be paid or provided by the Company at the end of such 60-day period, but only if the Release Agreement has been properly executed by Executive and is not revocable, and has not been revoked, at that time, regardless of the date on which the Release Agreement was actually executed by Executive. If the conditions set forth in the preceding sentence are not satisfied by Executive, the Termination Benefits hereunder shall be forfeited.
0.27
Certain Excise Tax Matters.
0.0.13.
Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit by or from the Company or any of its affiliates or successors to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the Excise Tax (as hereinafter defined in Section 3.10.6) (all such payments and benefits being

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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collectively referred to herein as the “Payments”), then except as otherwise provided in Section 3.10.2, the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 3.10.3) to the extent the Independent Tax Advisor (as hereinafter defined in Section 3.10.5) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.
0.0.14.
Notwithstanding the provisions of Section 3.10.1, if the Independent Tax Advisor reasonably determines that Executive would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (after including and taking into account all applicable federal, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 3.10.1, then no such reduction or elimination shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.
0.0.15.
For purposes of determining which of Section 3.10.1 and Section 3.10.2 shall be given effect, the determination of which of the Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Sections 3.10.3.1 through 3.10.3.5, in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 3.10.3.4):
A.
by first reducing or eliminating the portion of the Payments otherwise due and which are not payable in cash (other than that portion of the Payments subject to Sections 3.10.3.4 and 3.10.3.5);
B.
then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Sections 3.10.3.3, 3.10.3.4 and 3.10.3.5);
C.
then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are payable in cash;
D.
then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first; and
E.
then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are not payable in cash.

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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0.0.16.
The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and Executive for their review no later than ten (10) days after the Termination Date. The determinations of the Independent Tax Advisor under this Section 3.10 shall, after due consideration of the Company’s and Executive’s comments with respect to such determinations and the interpretation and application of this Section 3.10, be final and binding on all parties hereto absent manifest error. The Company and Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 3.10.
0.0.17.
For purposes of this Section 3.10, “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive (Executive’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.
0.0.18.
As used in this Agreement, the term “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.
4.
DIRECTOR POSITIONS

Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, she will immediately tender her resignation from any and all Board and other positions held with the Company and/or any of its subsidiaries and affiliates. If Executive remains as a director, at the election of the Board, after such termination, Executive shall be compensated as an outside director.

5.
NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY
0.28
Company’s Trade Secrets and Goodwill. The Company shall provide Executive with its trade secrets, goodwill, and confidential information of the Company and contact with the Company’s customers and potential customers. Executive also recognizes and agrees that the severance protections contained in this Agreement are provided in consideration for, among other things, the agreements contained in this Section, as well as the Stock Awards granted to Executive pursuant to this Agreement. Executive agrees that the business of the Company is highly competitive and that the trade secrets, goodwill, and confidential information of the Company is of primary importance to the success of the Company. In consideration of all of the foregoing, and in recognition of these conditions, and specifically for being provided trade secrets, goodwill, and confidential information, Executive agrees as follows:
0.29
Non-Competition During Employment. Executive agrees during the Basic Term, and any extension of the Basic Term under this Agreement, she will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that she will not work for, in any capacity, assist, or became affiliated

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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with as an owner, partner, etc., either directly or indirectly, any individual or business which offer or performs services, or offers or provides products substantially similar to the services and products provided by Company.
0.30
Conflicts of Interest. Executive agrees that during the Basic Term, and any extension of the Basic Term under this Agreement, she will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Chairman of the Company as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.
0.31
Non-Competition After Termination. In further consideration of the Company providing Executive with its confidential information, trade secrets, goodwill, and proprietary business information, Executive agrees that she shall not, at any time during the period of one (1) year after the termination of the later of the Basic Term and any extension of the Basic Term under this Agreement, for any reason, within any market or country in which the Company has operated assets or provided services, or formulated a plan to operate its assets or provide services during the last twelve (12) months of Executive’s employ, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, services, or development on which Executive worked or with respect to which Executive had access to while employed by the Company.
0.0.19.
In the event that Executive receives any payment of Base Salary from the Company subsequent to her Termination Date, the period of Executive’s non-competition shall continue for the duration of such payments to Executive, but in no event shall the period of non-competition exceed a period of two (2) years after Executive’s Termination Date, even should Executive continue to receive payments of Base Salary following such two (2) year period.
0.0.20.
Notwithstanding the time period set forth in Sections 5.4 and 5.4.1 above, in the event of Executive's termination of employment from the Company for any reason within one (1) year after a Change of Control as defined in Section 3.1. C. above, the period of Executive's non-competition shall be for a period of six (6) months after such termination of employment date.
0.0.21.
It is understood and agreed that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.
0.32
Non-Solicitation of Customers. In further consideration of the Company providing Executive with its confidential information, trade secrets, and proprietary business information, Executive further agrees that for a period of one (1) year after the termination of the Basic Term and any extension of the Basic Term under this Agreement, she will not solicit or accept any business similar in nature to the services provided by the Company from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company during the last twelve (12) months of her employment.
0.33
Non-Solicitation of Employees. Executive agrees that for the duration of the Basic Term, and for a period of one (1) year after the termination of the Basic Term and any extension of the Basic Term under this Agreement, she will not either directly or indirectly, on her own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company to work for Executive or for another entity, firm, corporation, or individual.
0.34
Confidential Information. Executive further agrees that she will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to her employment with the Company. This Section shall continue in full force and effect after termination of Executive's employment and after the termination of this Agreement. Executive shall continue to be obligated under the Confidential Information Section of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. Executive's obligations under this Section with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company. Confidential Information is defined to include information: (1) disclosed to or known by Executive as a consequence of or through her employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to the Company’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.
0.35
Original Material. Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company’s business, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company and its divisions and affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by Executive alone or jointly with others during Executive’s employment with the Company shall be the property of and belong exclusively to the Company. Executive shall promptly and fully disclose to the Company the origination or development by Executive of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during the subsequent to Executive’s employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due Executive pursuant to Executive’s employment by the Company, but at no expense to Executive, Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.
0.36
Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.
0.37
Reaffirm Obligations. Upon termination of her employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.
0.38
Prior Disclosure. Executive represents and warrants that she has not used or disclosed any Confidential Information she may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.
0.39
Confidential Information of Prior Companies. Executive will not disclose or use during the period of her employment with the Company any proprietary or Confidential Information or Copyright Works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive’s memory or embodied in a writing or other physical form.
0.40
Rights Upon Breach. If Executive breaches, any of the provisions contained in Section 5 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(a)
Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.
(b)
Accounting. The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.
0.41
Remedies For Violation of Non-Competition or Confidentiality Provisions. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Executive herein, it is agreed that:
(a)
the skills, experience and contacts of Executive are of a special, unique, unusual and extraordinary character which give them a peculiar value;
(b)
because of the business of the Company, the restrictions agreed to by Executive as to time and area contained in the Agreement are reasonable; and
(c)
the injury suffered by the Company by a violation of any obligation or covenant in the Agreement resulting from loss of profits created by (i) the competitive use of such skills, experience contacts and otherwise and/or (ii) the use or communication of any information deemed confidential herein will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in the Agreement, accordingly:
(d)
(i)
the Company shall be entitled to injunctive relief to prevent violations thereof and prevent Executive from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Executive from divulging any confidential information; and
(ii)
compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Executive, subject to the other provisions hereof.

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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(a)
Executive waives any objection to the enforceability of the restrictive covenants and agrees to be estopped from denying the legality and enforceability of these provisions.
0.42
Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.
0.43
Court Review. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of, or scope of activities restrained by, such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
0.44
Enforceability in Jurisdictions. The Company and Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
0.45
Extension of Post-Employment Restrictions. In the event Executive breaches Section 5 above, the restrictive time periods contained in those provisions will be extended by the period of time Executive was in violation of such provisions.
6.
INDEMNIFICATION
0.46
General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company, the Company, or any predecessor to the Company (including any sole proprietorship owned by Executive) or any of their affiliates or is or was serving at the request of the Company, the Company, any predecessor to the Company (including any sole proprietorship owned by Executive), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas or Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of her heirs, executors and administrators.
0.47
Expenses. As used in this Section, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.
0.48
Enforcement. If a claim or request under this Section 6 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring an arbitration claim against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas or Delaware law.
0.49
Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.
0.50
Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses, but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) a statement of her good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
0.51
Notice of Claim. Executive shall give to the Company notice of any claim made against her for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.
0.52
Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:
(a)
The Company will be entitled to participate therein at its own expense;
(b)
Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ her own counsel in such action, suit or proceeding if she reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.
(c)
The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.
0.53
Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 6 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.
7.
LEGAL FEES AND EXPENSES

If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails to a substantial extent with respect to Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses. The

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Company shall advance Executive reasonable attorney’s fees during any arbitration proceedings if brought by Executive, up to but not to exceed Three Hundred Thousand Dollars ($300,000).

8.
BREACH

Executive agrees that any breach of restrictive covenants above cannot be remedied solely by money damages, and that in addition to any other remedies the Company may have, the Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

9.
RIGHT TO ENTER AGREEMENT

Executive represents and covenants to Company that she has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which she is a party or by which she is bound.

10.
COMPLIANCE WITH SECTION 409A.
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Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).
0.55
Section 409A Compliance; Payment Delays.
(i)
Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payments payable to Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 10 (including interest on any such payments, at the prime interest rate, as published in The Wall Street Journal, over the period such payments are deferred) shall be paid in a lump sum to Executive (or Executive’s estate).
(ii)
The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of her Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).
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Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject

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to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding the preceding, in no event shall the Company be required to provide a tax gross up payment to or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.
0.57
In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but (except as provided below in Section 10.5) in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section 10.4 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.
0.58
Reformation. If any provision of this Agreement would cause Executive to occur any additional tax under Code Section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provision of Code Section 409A.
11.
ENFORCEABILITY

The agreements contained in the restrictive covenant provisions of Section 5 this Agreement are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of such Sections do not excuse Executive from complying with the agreements contained herein.

12.
SURVIVABILITY

The agreements contained in Section 5 shall survive the termination of this Agreement for any reason.

13.
ASSIGNMENT

This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

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14.
BINDING AGREEMENT

Executive understands that her obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

15.
NOTICES

All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below. Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:

Linda J. Ibrahim

12906 Waters Edge Place

Houston, TX 77041

If to Company:

Offshore Group Investment Limited

c/o Vantage Energy Services, Inc.

777 Post Oak Blvd., Suite 800

Houston, TX 77056

16.
GENERAL RELEASE OF CLAIMS AGAINST VANTAGE DRILLING COMPANY

Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, irrevocably and unconditionally releases, waives and forever discharges Vantage Drilling Company and its present and former agents, employees, managers, officers, directors, attorneys, stockholders, plan fiduciaries, assigns, representatives, executives and all other persons or entities acting by, through or in concert with any of them (the “Released Parties”) from all claims, demands, actions, causes of action, charges, complaints, liabilities, obligations, promises, sums of money, agreements, representations, controversies, disputes, damages, suits, right, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which Executive has, had or may ever have against the Released Parties arising out of, concerning or related to his employment with Vantage Drilling Company and its affiliates, from the beginning of time and up to and including the date Executive executes this Agreement. This includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Americans with Disabilities Act

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Amendments of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, the “Texas Commission on Human Rights Act” or Chapter 21 of the Texas Labor Code, or any other federal, state or local laws of any jurisdiction); (iv) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (v) claims arising under ERISA; or (vi) any other statutory or common law claims related to Executive’s employment with Vantage Drilling Company and its affiliates. Executive further represents that, as of the date of his execution of this Agreement, he has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, or any other legally protected characteristic. Notwithstanding the foregoing, this Agreement specifically does not release any claim or cause of action by or on behalf of Executive (or his beneficiary) with respect to (a) Executive’s right to indemnification or to be held harmless pursuant to applicable corporate governance documents, director and officer indemnification agreements and/or applicable laws, (b) any outstanding restricted stock award, other outstanding equity award or equity interest in Vantage Drilling Company, or (c) any claim for accrued compensation or employee benefits from Vantage Drilling Company that have not been assumed by the Company.

17.
WAIVER

No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement. Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 3.1.E. hereof (subject to the requirements of Section 3.1.E. hereof), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

18.
SEVERABILITY

If any provision of this Agreement is determined to be void invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

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19.
ARBITRATION

In the event any dispute arises out of Executive’s employment with or by the Company, or separation/termination therefrom, whether as an employee, which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking firm. The cost of the arbitration will be shared equally by Executive and the Company; provided, however, the Company shall promptly reimburse Executive for all costs and expenses incurred in connection with any dispute in an amount up to, but not exceeding 20 percent of Executive’s Base Salary unless such termination was for Cause in which event Executive shall not be entitled to reimbursement unless and until it is determined she was terminated other than for Cause. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive’s employment with the Company, or separation therefrom. Such arbitration shall be held in Houston, Texas. This provision shall not, however, preclude the Company from obtaining injunctive relief in any court of competent jurisdiction to enforce Section 5 of this Agreement.

20.
ENTIRE AGREEMENT

The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive’s employment with the Company during the Employment Period. This Agreement replaces and supersedes the Previous Agreement and any and all existing agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.

21.
SECTION HEADINGS

The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

22.
MODIFICATION OF AGREEMENT

This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of the Company.

23.
UNDERSTANDING OF AGREEMENT

Executive represents and warrants that she has read and understood each and every provision of this Agreement, and Executive understands that she has the right to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.

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24.
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

25.
WITHHOLDING

All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

26.
JURISDICTION AND VENUE.

With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

27.
NO PRESUMPTION AGAINST INTEREST.

This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

OFFSHORE GROUP INVESTMENT LIMITED

By:

Title:

EXECUTIVE

Linda J. Ibrahim

OFFSHORE GROUP INVESTMENT LIMITED EMPLOYMENT AGREEMENT

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